Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Brett Chiles
(713) 529-0900

Equus II Incorporated Announces Year End Increase in Net Asset Value

HOUSTON, TX – March 29, 2006 – Equus II Incorporated (NYSE: EQS) (the “Fund”) today reported net assets as of December 31, 2005, of $92.6 million, an increase of $24 million for the year. Net assets per share increased $2.01 from $10.54 per share at December 31, 2004, to $12.55 per share at December 31, 2005. This represents an annual increase of 19.1% per share. Comparative data is summarized below:

	December 31, 2005	December 31, 2004
Net assets	$92,602,338	$68,599,657
Shares outstanding	7,376,592	6,506,692
Net assets per share	$12.55	$10.54

The increase in net assets was the result of significant increases in the valuation of the portfolio in 2005. Doane PetCare Enterprises, Inc, which at December 31, 2004, was carried at zero portfolio value, was sold in November of 2005 for $5.9 million. In addition, Champion Window Holdings, Inc., the Fund’s largest portfolio holding, was valued at $28.1 million at December 31, 2005, and was sold in January of 2006, representing an increase in valuation of $12.7 million or 83% from December 31, 2004. Spectrum Management, LLC, Sovereign Business Forms, Inc., PalletOne, Inc. and Jones Industrial Services, Inc., the Fund’s largest portfolio holdings excluding Champion Window Holdings, Inc., also had increased valuations as of December 31, 2005, in the aggregate amount of approximately $4 million or 18% from year-end 2004.

Significant decreases in value of the Fund include Equicom, Inc., an owner and operator of small radio stations in Texas, which was written down $0.9 million, and ConGlobal, a shipping container repair and storage company, which was written down $1.3 million.

During 2005, the Fund completed three new investments. These included Creekstone Florida Holdings, Inc., a condominium development project in Panama City, Florida, Cedar Lodge Holdings, Inc., a condominium conversion project in Baton Rouge, Louisiana and Riptide Entertainment LLC, a developer and operator of Ripley’s Believe It or Not! museums. In addition, the Fund sold its interests in Sternhill Partners I, L.P. and Vanguard Ventures VII, L.P., the Fund’s two venture capital investments.

At year-end, the Fund had no outstanding debt and $26 million in cash and short-term investments. Approximately $6.7 million of cash was received from the exercise of 869,900 stock options by officers and directors of the Fund.

Anthony Moore, Co-Chairman, Chief Executive Officer and President of Equus, commented, “The year 2005 was an exciting year for the Fund. The Fund completed the transition to a new investment adviser and its new investment strategy, sold its interest in its largest portfolio holding and completed three new investments in the real estate and family entertainment and leisure sectors. We feel the Fund is well positioned for future investments in other areas that are also representative of the Fund’s strategy to invest in attractive millennium growth trends such as energy renewables, healthcare and education.”

Sam P. Douglass, Co-Chairman of Equus, commented, “We are very pleased with the new management company of Moore Clayton Capital Advisors and the position of the Fund at year-end. We look forward to 2006 which we feel will present significant opportunities to enhance shareholder value.”

Equus II Incorporated is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus II Incorporated may be obtained from Equus’ website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

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